UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 18, 2006

ALBERTO-CULVER COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-5050	36-2257936
(Commission File Number)	(IRS Employer Identification No.)

2525 Armitage Avenue

Melrose Park, Illinois 60160

(Address of principal executive offices) (zip code)

(708) 450-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On June 19, 2006, Alberto-Culver Company (“Alberto-Culver”) entered into the following agreements:

•	an Investment Agreement (the “Investment Agreement”) with Sally Holdings, Inc., a subsidiary of Alberto-Culver (“Sally Holdings”), New Sally Holdings, Inc., a subsidiary of Alberto-Culver (“New Sally Holdings”), New Aristotle Company, currently a subsidiary of New Sally Holdings (“Merger Sub”), and CDRS Acquisition LLC (“Investor”), a limited liability company organized by Clayton, Dubilier & Rice Fund VII, L.P. (the “Fund”), a fund managed by Clayton, Dubilier & Rice, Inc.;

•	a Separation Agreement (the “Separation Agreement”) with Sally Holdings, New Sally Holdings and New Aristotle Holdings, Inc., currently a subsidiary of New Sally Holdings (“New Alberto-Culver”);

•	an Employee Matters Agreement (the “Employee Matters Agreement”) with Sally Holdings, New Sally Holdings and New Alberto-Culver; and

•	a Tax Allocation Agreement (the “Tax Allocation Agreement”) with Sally Holdings, New Sally Holdings and New Alberto-Culver.

In connection with the Investment Agreement, Investor will make an investment in newly issued shares of Class A common stock of New Sally Holdings which on the day following the Distributions described below will automatically convert into shares of common stock of New Sally Holdings representing approximately 47.5% of New Sally Holdings common stock on a fully diluted basis for $575 million and Sally Holdings or its subsidiaries will incur approximately $1.85 billion of indebtedness.

Following the completion of the transactions contemplated by the Investment Agreement, Alberto-Culver stockholders of record that held such stock as of the record date established therefor will receive in respect of each share of Alberto-Culver common stock then held:

•	one share of common stock of New Alberto-Culver, which will own and operate Alberto-Culver’s Consumer Products business (“Consumer Products”);

•	one share of common stock of New Sally Holdings, which will own and operate Alberto-Culver’s Sally/BSG beauty supply distribution business (“Sally/BSG”); and

•	a $25.00 per share special cash dividend.

Transaction Structure

To effect the result described above, Alberto-Culver and its subsidiaries and Investor will, subject to the terms and conditions of the transaction agreements, engage in the following transactions:

•	Holding Company Merger. Merger Sub will merge into Alberto-Culver, with Alberto-Culver being the surviving corporation and a subsidiary of New Sally Holdings and with each share of Alberto-Culver common stock being converted into a share of New Sally Holdings common stock. As a result of the merger, New Sally Holdings will be a new publicly traded company, which, prior to the Distributions described below, will hold the Sally/BSG business and the Consumer Products business.

•	Internal Business Transfers. Alberto-Culver will effect transactions in the stock of its subsidiaries so that the Consumer Products and Sally/BSG businesses will be held by New Alberto-Culver and Sally Holdings, respectively, and each of those entities will be a direct, wholly owned subsidiary of New Sally Holdings. These transactions, together with the holding company merger described above, are referred to as the “Internal Transactions.”

•	Investor’s Acquisition of New Sally Holdings Shares. Following the Internal Transactions, Investor will pay New Sally Holdings $575 million for newly issued shares of Class A common stock of New Sally Holdings that will convert automatically into shares of common stock of New Sally Holdings (the only class of equity securities of New Sally Holdings that will be outstanding after such conversion) on the day following the Distributions, which shares of common stock will represent approximately 47.5% of the common stock of New Sally Holdings on a fully diluted basis.

•	Debt Financing. Following the Internal Transactions, Sally Holdings or one or more of its subsidiaries will incur approximately $1.85 billion of indebtedness. The investment described above and the debt borrowings are referred to as the “Financing.”

•	Share Distribution and Cash Dividend. Holders of shares of New Sally Holdings common stock (formerly holders of shares of Alberto-Culver common stock prior to the Internal Transactions) as of the record date established therefor will (i) receive a $25.00 per share special cash dividend (the “Cash Distribution”), (ii) receive one share of New Alberto-Culver common stock for each share of New Sally Holdings common stock (the “Share Distribution”) and (iii) retain their shares of common stock of New Sally Holdings. The Cash Distribution and the Share Distribution are collectively referred to as the “Distributions.” The Class A common stock of New Sally Holdings acquired by Investor will not be entitled to the Distributions.

Investment Agreement

Pursuant to the Investment Agreement and subject to its terms and conditions, on the closing date and prior to the Distributions, (i) Alberto-Culver and its subsidiaries will effect the Internal Transactions and (ii) Investor will purchase newly issued shares of Class A common stock of New Sally Holdings for $575 million, which will, on the day following the Distributions, automatically convert into shares of common stock of New Sally Holdings representing approximately 47.5% of the common stock of New Sally Holdings on a fully diluted basis.

The Investment Agreement provides that, as of the Distributions and thereafter until changed in accordance with the organizational documents of New Sally Holdings and applicable laws, New Sally Holdings will have a twelve member board of directors, and Alberto-Culver and New Sally Holdings will take all actions necessary so that, at the effective time of the Distributions, the board of directors will be comprised of (i) Mr. Gary G. Winterhalter, the President of Sally Holdings and five other individuals designated by Alberto-Culver (the “Alberto-Culver Designees”) and six individuals designated by Investor (the “Investor Designees”). The Chairman of the board of directors of New Sally Holdings will be designated by Investor. Four of the Alberto-Culver Designees and three of the Investor Designees shall be “independent” of New Sally Holdings within the meaning of the rules of The New York Stock Exchange. The Investment Agreement also provides that New Sally Holdings will take all actions necessary to adopt an Amended and Restated Certificate of Incorporation and Amended and Restated By-laws prior to the Distributions, which, along with the Stockholders Agreement to be entered into by Investor, New Sally Holdings and certain stockholders of Alberto-Culver prior to the closing date, will provide for certain governance arrangements with respect to New Sally Holdings as described under “New Sally Holdings Governance” below.

Alberto-Culver, New Sally Holdings and Sally Holdings each made customary representations, warranties and covenants in the Investment Agreement, including, among others, covenants (i) not to solicit proposals relating to alternative business combination transactions and, subject to certain exceptions, not to enter into discussions concerning alternative business combination transactions, (ii) to cause a meeting of the stockholders of Alberto-Culver to adopt the Investment Agreement and approve the transactions contemplated by the Investment Agreement, including the issuance of shares of New Sally Holdings to Investor and the holding company merger described above, (iii) subject to Alberto-Culver’s right to terminate the Investment Agreement to accept a superior proposal (as described in the Investment Agreement) and subject to the fiduciary duties of the board of directors of Alberto-Culver, for the board of directors of Alberto-Culver to recommend approval of the matters described above and (iv) for thirty months after the closing, for Alberto-Culver and its subsidiaries not to engage in certain activities that compete with the business of Sally Holdings described in the Investment Agreement, subject to certain exceptions.

Investor made customary representations, warranties and covenants in the Investment Agreement, including, among other things, (i) representations regarding the adequacy of the Financings to pay for the Cash Distribution and other specified transaction costs and (ii) covenants to use its reasonable best efforts to obtain the Financings. In addition, Investor agreed that it would not acquire any additional shares of capital stock of New Sally Holdings or any of its subsidiaries until the second anniversary of the closing of the transactions, other than shares acquired in a transaction that complies with the covenants in the Tax Allocation Agreement. Investor will further agree in the Stockholders Agreement described below not to (i) sell its shares of New Sally Holdings common stock for a period of one year after the closing of the transactions and (ii) from the first anniversary of the closing to the second anniversary of the closing, sell its shares of New Sally Holdings common stock if such sales would result in Investor holding less than 35% of the common stock of New Sally Holdings, in each case, subject to certain exceptions.

Consummation of the transactions contemplated by the Investment Agreement is subject to various conditions, including, without limitation, the requisite approval by the stockholders of Alberto-Culver, no legal impediment to the transactions, the receipt of required regulatory approvals, the absence of a material adverse effect (as defined in the Investment Agreement) on Sally Holdings, the receipt of a Private Letter Ruling from the Internal Revenue Service and an opinion from legal counsel that the Share Distribution constitutes a tax-free distribution under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code, and the receipt of opinions from a valuation firm with respect to the surplus and/or solvency of New Sally Holdings and certain of its subsidiaries.

The Investment Agreement contains certain termination rights for both Alberto-Culver and Investor, and further provides that, if the Investment Agreement is terminated, a termination fee may be payable under specified circumstances, including (i) if Alberto-Culver terminates to accept a superior proposal (as described in the Investment Agreement), a fee of $60 million payable by Alberto-Culver, (ii) generally if the board of directors of Alberto-Culver changes its recommendation of the transactions and Investor terminates (other than if the board of directors of Alberto-Culver changes its recommendation because it believes in good faith the closing condition relating to the receipt of surplus and solvency opinions described above is not capable of being satisfied by April 30, 2007), a fee of $60 million payable by Alberto-Culver, (iii) generally if (a) all conditions to the Investor’s obligation to close the transaction (other than (1) the receipt of one or more specified surplus opinions on the basis of reasons solely relating to specified matters, (2) closing conditions that cannot by their nature be satisfied until the closing and (3) closing conditions that cannot be satisfied because of a failure to receive the debt financing) have been satisfied, (b) either party terminates after April 30, 2007 or Alberto-Culver terminates because Investor has breached its representations, warranties or covenants and the closing conditions related to representations and covenants are not capable of being satisfied by April 30, 2007 and (c) the debt financing has not been received, a fee of $60 million payable by Investor and (iv) generally if either Alberto-Culver or Investor terminates on the basis of an intentional breach by the non-terminating party of its representations, warranties or covenants and the closing conditions related to representations and covenants are not capable of being satisfied by April 30, 2007, a fee of $60 million payable by the non-terminating party.

The obligations of Investor to pay the termination fees payable by Investor and related costs and expenses in connection with enforcing such obligations are guaranteed by the Fund pursuant to a Limited Guarantee of the Fund.

The Investment Agreement provides that upon the closing of the transactions, (i) New Sally Holdings or Sally Holdings will pay all of Investor’s transaction expenses and a transaction fee in the amount of $30 million to Clayton, Dubilier & Rice, Inc. and (ii) New Sally Holdings or Sally Holdings will pay certain of Alberto-Culver’s and its subsidiaries’ expenses, up to a maximum of $20 million, and certain other expenses of Alberto-Culver and its subsidiaries not subject to the $20 million cap.

In connection with the signing of the Investment Agreement, certain stockholders of Alberto-Culver, consisting of trusts for the benefit of Leonard H. Lavin, a director of Alberto-Culver, and Bernice E. Lavin and their descendants, including Carol L. Bernick, the Chairman of Alberto-Culver (the “Lavin Family”), and a partnership whose partners are trusts for the benefit of members of the Lavin Family and Leonard H. Lavin, Bernice E. Lavin and Carol L. Bernick (collectively, the “Shareholders”), entered into a Support Agreement with Investor, Alberto-Culver and New Sally Holdings. Under the Support Agreement, the Shareholders agreed that, so long as the board of directors of Alberto-Culver is recommending approval of the transactions contemplated by the Investment

Agreement and the Investment Agreement has not been terminated, they would vote their shares of Alberto-Culver common stock in favor of the transactions contemplated by the Investment Agreement and against any action or transaction that would reasonably be expected to impede or prevent the Investment Agreement or the transactions contemplated by the Investment Agreement. Furthermore, the Shareholders have agreed to certain restrictions on their ability to transfer or acquire shares of Alberto-Culver common stock prior to closing of the transactions contemplated by the Investment Agreement and certain restrictions on their ability to transfer or acquire shares of New Sally Holdings common stock following such closing. These restrictions terminate as of the earliest of (i) one year after such closing, (ii) termination of the Investment Agreement and (iii) the earliest time that no Shareholder or certain related persons is a “controlling shareholder” or “ten percent shareholder” of New Sally Holdings.

Mr. Howard B. Bernick, the Chief Executive Officer and President of Alberto-Culver, entered into a similar support agreement with Investor, Alberto-Culver and New Sally Holdings.

On June 18, 2006, Alberto-Culver agreed to pay up to $100,000 of the fees and expenses of the Shareholders relating to the negotiation of the Support Agreement and the Stockholders Agreement and matters incident to the transactions contemplated by the Investment Agreement.

Separation Agreement

Pursuant to the Separation Agreement, following the Internal Transactions and the Financing, New Sally Holdings will, subject to the terms and conditions of the Separation Agreement, effect the Distributions.

Prior to the Distributions, all cash, cash equivalents and short-term investments of Sally Holdings and its subsidiaries will be transferred to Alberto-Culver other than $52.7 million plus an additional amount. The additional amount will equal the sum of an estimate of the amount needed to cover certain income taxes (as specified in the Tax Allocation Agreement), plus an amount determined pursuant to a formula intended to reflect the limitations placed on the number of shares of New Sally Holdings Investor may acquire in order not to jeopardize the intended tax-free nature of the Share Distribution, plus unpaid balances on certain specified liabilities of Sally Holdings, minus other specified transaction costs. All intercompany receivables, payables and loans (other than trade payables and a specified amount of transaction expenses (as described above)) between New Sally Holdings or any of its subsidiaries, on the one hand, and New Alberto-Culver or any of its subsidiaries (other than Sally Holdings and its subsidiaries), on the other hand, will be cancelled immediately prior to the Distributions. In addition, immediately prior to the Distributions, all intercompany agreements between New Sally Holdings or any of its subsidiaries (other than Alberto-Culver and its subsidiaries), on the one hand, and New Alberto-Culver or any of its subsidiaries, on the other hand, will terminate, other than those specifically designated to survive following the Distributions.

The Distributions are subject to the satisfaction or waiver of certain conditions set forth in the Separation Agreement, including the absence of any legal impediments prohibiting the Distributions, the closing of the Financings and the satisfaction or waiver of all conditions to closing of the transactions under the Investment Agreement.

Pursuant to the Separation Agreement, Alberto-Culver and New Alberto-Culver, on the one hand, and Sally Holdings and New Sally Holdings, on the other hand, will indemnify the other group and their representatives for liabilities relating to their own respective businesses, subject to certain exceptions.

Employee Matters Agreement

The Employee Matters Agreement generally provides that at the time of the Distributions, New Sally Holdings and Sally Holdings will assume the liabilities and obligations of Alberto-Culver with respect to employees of Sally Holdings under the Alberto-Culver or Sally Holdings benefit plans and arrangements, subject to specified exceptions, and New Alberto-Culver and Alberto-Culver will retain the liabilities and obligations of Alberto-Culver with respect to employees of Alberto-Culver under the Alberto-Culver benefit plans and arrangements, subject to certain exceptions. In addition, the Employee Matters Agreement provides for (i) the conversion of Alberto-Culver options held by Sally Holdings employees into fully exercisable New Sally Holdings options and the adjustment of such options to reflect the Distributions and (ii) the conversion of Alberto-Culver options held by Alberto-Culver employees into fully exercisable New Alberto-Culver options that reflect the Distributions.

Alberto-Culver intends to treat the transactions contemplated by the Investment Agreement and the Separation Agreement as though they constitute a Change in Control for purposes of Alberto-Culver’s 2003 Restricted Stock Plan, 1994 Restricted Stock Plan, Employee Stock Option Plan of 2003, Employee Stock Option Plan of 1988, 2003 Stock Option Plan for Non-Employee Directors, 1994 Stock Option Plan for Non-Employee Directors, 1994 Shareholder Value Incentive Plan, Management Incentive Plan, Management Bonus Plan and Executive Deferred Compensation Plan.

Tax Allocation Agreement

The Tax Allocation Agreement allocates liability for taxes, including any taxes that may arise in connection with separating Alberto-Culver and the Consumer Products business from New Sally Holdings and Sally/BSG. Under the Tax Allocation Agreement, in general, New Sally Holdings and Alberto-Culver will each be liable for taxes attributable to its respective business. New Sally Holdings is responsible for its foreign, local, municipal and separate company state taxes as of the Share Distribution; however, New Sally Holdings is entitled to retain an amount of cash sufficient to cover any unpaid taxes with respect to the original filings by New Sally Holdings of income tax returns for fiscal year 2006 and the pre-Distribution period of fiscal year 2007 (plus a reserve). Except for certain taxes arising from the contemplated transactions, New Sally Holdings is responsible for all tax liabilities of New Sally Holdings and its subsidiaries arising from tax audits concluding after the Share Distribution and attributable to the business of New Sally Holdings. In addition, the Tax Allocation Agreement provides the extent to which, and the circumstances under which, the parties would be liable if the Share Distribution were not to constitute a tax-free distribution under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code. In general, Alberto-Culver is required to indemnify New Sally Holdings for any taxes resulting from a failure of the Share Distribution to so qualify, unless such failure results from an act of New Sally Holdings or its affiliates (including Investor), subject to specified exceptions, after the Share Distribution. The Tax Allocation Agreement is not binding on the Internal Revenue Service and does not affect the liability of each of Alberto-Culver, New Sally, and their respective subsidiaries and affiliates to the Internal Revenue Service for all federal taxes of the consolidated group relating to periods through the date of the Share Distribution.

Severance Agreement Amendments

In connection with the transaction agreements described above, on June 19, 2006, Alberto-Culver entered into amendments to the severance agreements of Mrs. Bernick, William J. Cernugel, the Senior Vice President and Chief Financial Officer of Alberto-Culver, and V. James Marino, the President of Alberto-Culver Consumer Products Worldwide, a division of Alberto-Culver. The description of these amendments below is subject to, and qualified by reference to, the severance agreement amendments filed herewith and incorporated herein by reference.

The severance agreement amendment with Mrs. Bernick provides that she acknowledges that the transactions under the Investment Agreement and other transaction agreements are not a Change in Control for purposes of her severance agreement.

The severance agreement amendments with Messrs. Cernugel and Marino each provides an acknowledgment that the transactions under the Investment Agreement and other transaction agreements are not a Change in Control for purposes of his severance agreement. Each amendment also provides that if during the period from June 19, 2006 to the date two years after the closing of the transactions, the executive is terminated by Alberto-Culver without “Cause” or leaves the employment of Alberto-Culver for “Good Reason” (each as defined in his severance agreement), the executive will be entitled to the following: (1) a lump sum payment equal to two times the executive’s annual base salary with Alberto-Culver in effect at the date of termination, (2) a lump sum payment equal to two times the average of the dollar amount of the executive’s actual or annualized annual bonus paid or payable by Alberto-Culver in respect of the five fiscal years immediately preceding the fiscal year in which the date of termination occurs and (3) continued health care benefits for a period beginning on the date of termination and ending on the earlier of 18 months after the date of termination and, if the executive is employed by another company, the date on which the executive becomes entitled to receive similar benefits by such company.

In addition, Alberto-Culver entered into similar amendments with other executive officers, which provide that, in exchange for certain severance benefits described therein, such officers acknowledge that the transactions under the Investment Agreement and other transaction agreements are not a Change in Control for purposes of their severance agreements. The Form of Severance Agreement Amendment entered into with these executive officers, which is filed as Exhibit 10.06, is incorporated herein by reference.

Termination Agreements

In connection with the transaction agreements described above on June 18, 2006, (i) Alberto-Culver entered into a Termination Agreement with Mr. Bernick and (ii) Alberto-Culver and Sally Holdings entered into a Termination and Consulting Agreement with Michael H. Renzulli, the Chairman of Sally Holdings. The description of these agreements below is subject to, and qualified by reference to, the agreements filed herewith and incorporated herein by reference.

The termination agreement with Mr. Bernick provides that at the effective time of the Distributions, Mr. Bernick will cease being Chief Executive Officer and a director of Alberto-Culver (and, if the effective time of the Distributions occurs after December 31, 2006, will cease being an employee of Alberto-Culver). The termination agreement also provides that Mr. Bernick acknowledges that the transactions under the Investment Agreement and other transaction agreements are not a Change in Control for purposes of his severance agreement and that his severance agreement will terminate immediately prior to the effective time of the Distributions. Following the effective time of the Distributions, Mr. Bernick will receive pursuant to the termination agreement, (i) a lump sum payment of $6,723,200 in respect of his waiver of his severance agreement and (ii) a lump sum payment of $2,660,000 as a retirement bonus. The termination agreement also provides that Alberto-Culver will (i) for 36 months after the effective time of the Distributions, continue to provide Mr. Bernick with certain medical benefits (and thereafter permit Mr. Bernick to continue for his lifetime certain medical benefits with Alberto-Culver at his cost) and (ii) reimburse Mr. Bernick for up to $25,000 of legal fees and expenses incurred in connection with the negotiation and execution of his termination agreement. Finally, the termination agreement provides that if the effective time of the Distributions occurs prior to December 31, 2006, Mr. Bernick will (a) remain an employee of Alberto-Culver until such date, with salary and bonus opportunities consistent to those in place for him prior to the effective time of the Distributions and (b) receive, following December 31, 2006, a payment equal to any additional amounts that would have been allocated to his account under Alberto-Culver’s Executive Deferred Compensation Plan had he remained an employee through January 31, 2007.

The termination and consulting agreement with Mr. Renzulli provides that at the effective time of the Distributions, Mr. Renzulli’s employment with Alberto-Culver will terminate. The termination agreement also provides that Mr. Renzulli acknowledges that the transactions under the Investment Agreement and other transaction agreements are not a Change in Control for purposes of his severance agreement and that his severance agreement will terminate immediately prior to the effective time of the Distributions. Following the effective time of the Distributions, Mr. Renzulli will receive pursuant to the termination and consulting agreement, (i) from Sally Holdings a lump sum payment of $3,641,034 in respect of his waiver of his severance agreement and (ii) from Alberto-Culver a lump sum payment approximately equal to the amount he would have received in salary, bonus and additional contributions to the Alberto-Culver Executive Deferred Compensation Plan had he remained employed through January 31, 2007. The termination and consulting agreement also provides that for 36 months after the effective time of the Distributions, Sally Holdings will continue to provide Mr. Renzulli with certain medical benefits (and thereafter permit Mr. Renzulli to continue for his lifetime certain medical benefits with Sally Holdings at his cost). Finally, the termination and consulting agreement provides that Mr. Renzulli will, for a period of three years following the effective time of the Distributions, be available to provide consulting services to the executive management of Sally Holdings and its affiliates for up to a total of 20 days per calendar year. Sally Holdings shall pay Mr. Renzulli $500,000 per year for providing these services.

In addition, Alberto-Culver entered into a termination agreement with Mr. Winterhalter, which provides that, in exchange for certain termination benefits described therein, Mr. Winterhalter acknowledges that the transactions under the Investment Agreement and other transaction agreements are not a Change in Control for purposes of his severance agreement. The Termination Agreement entered into with Mr. Winterhalter, which is filed as Exhibit 10.09, is incorporated herein by reference.

New Sally Holdings Governance

As noted above, prior to the closing of the transactions, New Sally Holdings will adopt and be governed by an Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and at the closing of the transactions will enter into a Stockholders Agreement with Investor and the Shareholders, which will provide for, among other things, specified governance matters.

Pursuant to the Stockholders Agreement and the Amended and Restated By-laws, following the 2007 annual meeting of New Sally Holdings and for no more than 10 years after the closing of the transactions, Investor will have the right to designate for nomination and election, (i) six directors so long as its ownership percentage of New Sally Holdings is equal to or greater than 45%, (ii) four directors if its ownership percentage of New Sally Holdings is less than 45% but equal to or greater than 35%, (iii) three directors if its ownership percentage of New Sally Holdings is less than 35% but equal to or greater than 25%, (iv) two directors if its ownership percentage of New Sally Holdings is less than 25% but equal to or greater than 15% and (v) one director if its ownership percentage of New Sally Holdings is less than 15% but equal to or greater than 5%. The New Sally Holdings board of directors will be divided evenly into three classes with two Investor Designees and two non-Investor Designees in each class. The Stockholders Agreement will also provide that New Sally Holdings will take all actions necessary to provide that the initial Investor Designees and the initial non-Investor Designees in Class I as of the closing of the transactions are nominated for re-election at the 2007 annual meeting of the stockholders of New Sally Holdings.

In addition, the Amended and Restated By-laws and the Stockholders Agreement provide that board of directors of New Sally Holdings will have five standing committees, an audit committee, an executive committee, a compensation committee, a nominating and corporate governance committee and a finance committee. Each of the committees will be comprised of four members, two of whom will be Investor Designees and two of whom will be non-Investor Designees.

The description of the Separation Agreement, Investment Agreement, Tax Allocation Agreement, Employee Matters Agreement, Support Agreements, Severance Amendments and Termination Agreements is subject to, and qualified in its entirety by reference to, such agreements which are filed herewith and incorporated by reference herein.

Item 1.02. Termination of Material Definitive Agreement.

See Item 1.01 for descriptions of the termination agreements for Messrs. Bernick and Winterhalter and the termination and consulting agreement for Mr. Renzulli, which descriptions are incorporated herein by reference.

Section 5—Corporate Governance Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Mr. Bernick’s service as President and Chief Executive Officer of Alberto-Culver will terminate, and he will resign from the Alberto-Culver board of directors, at the time of the closing of the transactions. See Item 1.01 for a description of his termination agreement. In addition, see Item 1.01 for a description of the termination of Mr. Renzulli as the Chairman of Sally Holdings and as an executive officer of Alberto-Culver pursuant to his termination and consulting agreement described therein.

Alberto-Culver intends to name Mr. Marino as President and Chief Executive Officer and a director of New Alberto-Culver effective at the closing.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with this proposed transaction, a registration statement of New Sally Holdings, Inc., which will contain a proxy statement/prospectus, will be filed with the Securities and Exchange Commission (“SEC”). Investors are urged to carefully read the proxy statement/prospectus and any other relevant documents filed with the SEC when they become available because they will contain important information. Investors will be able to get the proxy statement/prospectus and all relevant documents filed by Alberto-Culver Company with the SEC free of charge at the SEC’s website www.sec.gov or, with respect to documents filed by Alberto-Culver Company, from Alberto-Culver Investor Relations at 2525 Armitage Avenue, Melrose Park, IL 60160, (708) 450-3145.

PARTICIPANTS IN THE SOLICITATION

The directors, executive officers and other members of management and employees of Alberto-Culver Company may deemed to be participants in the solicitation of proxies from its stockholders in favor of the transactions. Information concerning persons who may be considered participants in the solicitation of Alberto-Culver Company’s stockholders under the rules of the SEC is set forth in public filings filed by Alberto-Culver Company with the SEC and will be set forth in the proxy statement/prospectus when it is filed with the SEC. Information concerning Alberto-Culver Company’s participants in the solicitation is contained in Alberto-Culver Company’s Proxy Statement on Schedule 14A, filed with the SEC on December 13, 2005.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

The following exhibits are included herein.

Number	Description
2.01	Separation Agreement, dated as of June 19, 2006, among Alberto-Culver Company, New Sally Holdings, Inc., Sally Holdings, Inc. and New Aristotle Holdings, Inc.

2.02	Investment Agreement, dated as of June 19, 2006, among Alberto-Culver Company, New Sally Holdings, Inc., Sally Holdings, Inc., New Aristotle Company and CDRS Acquisition LLC

10.01	Tax Allocation Agreement, dated as of June 19, 2006, among Alberto-Culver Company, New Sally Holdings, Inc., Sally Holdings, Inc. and New Aristotle Holdings, Inc.

10.02	Employee Matters Agreement, dated as of June 19, 2006, among Alberto-Culver Company, New Sally Holdings, Inc., Sally Holdings, Inc. and New Aristotle Holdings, Inc.

10.03	Severance Agreement Amendment, dated as of June 19, 2006 between Alberto-Culver Company and Carol L. Bernick

10.04	Severance Agreement Amendment, dated as of June 19, 2006 between Alberto-Culver Company and William J. Cernugel

10.05	Severance Agreement Amendment, dated as of June 19, 2006 between Alberto-Culver Company and V. James Marino

10.06	Form of Severance Agreement Amendment between Alberto-Culver Company and certain executive officers

10.07	Termination and Consulting Agreement, dated as of June 18, 2006 among Alberto-Culver Company, Sally Holdings, Inc. and Michael H. Renzulli

10.08	Termination Agreement, dated as of June 18, 2006 between Alberto-Culver Company and Howard B. Bernick

10.09	Termination Agreement, dated as of June 19, 2006 among Alberto-Culver Company, Sally Holdings, Inc. and Gary G. Winterhalter

10.10	Support Agreement, dated as of June 19, 2006 among Alberto-Culver Company, New Sally Holdings, Inc., CDRS Acquisition LLC and the other persons signatory thereto

10.11	Support Agreement, dated as of June 19, 2006 among Alberto-Culver Company, New Sally Holdings, Inc., CDRS Acquisition LLC and Howard B. Bernick

10.12	Limited Guarantee, dated as of June 19, 2006, between Alberto-Culver Company and Clayton, Dubilier & Rice Fund VII, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALBERTO-CULVER COMPANY

By:	/s/ William J. Cernugel
Name:	William J. Cernugel
Title:	Senior Vice President and Chief
Financial Officer

Date: June 22, 2006